Exhibit 15.1
November 12, 2008
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We are aware that our reports dated May 1, 2008, July 31, 2008 and October 31, 2008 on our review of interim financial information of Nabors Industries Ltd. and its subsidiaries (the “Company”) for the three month periods ended March 31, 2008 and 2007, the three and six month periods ended June 30, 2008 and 2007 and the three and nine month periods ended September 30, 2008 and 2007 and included in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, respectively, are incorporated by reference in its Post-Effective Amendment to the Registration Statement on Form S-8 dated November 12, 2008.
Very truly yours,
/s/ PricewaterhouseCoopers LLP